Exhibit 10.16

Portions of this exhibit marked [*] are requested to be treated confidentially.

MASTER GUIDANCE LINE OF CREDIT AGREEMENT

Dated as of November 21, 2012 (the “Effective Date”)

BENEFITFOCUS.COM, INC, a South Carolina corporation; with its principal offices located at 100 Benefitfocus Way, Daniel Island, South Carolina 29492 (the “Borrower”), and NBSC, a division of Synovus Bank, with offices located at 158 Meeting Street Charleston, South Carolina 29401 (the “Lender”), hereby agree as follows:

RECITALS:

WHEREAS, the Lender has agreed to make available a loan or loans in the aggregate total amount of up to SIX MILLION ($6,000,000) DOLLARS to the Borrower for purposes of the Project as the Project is defined in Section 1.1;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.	Definitions.

For purposes of this Master Guidance Line of Credit Agreement (hereinafter this “Agreement”) the following terms shall be defined as follows:

“Advance” means any advance made by the Lender under the Non-Revolving Guidance Line Facility evidenced by a Note.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts and arbitrators.

“Asset” shall mean fixed assets, software; and leasehold improvements.

“Borrower Documents” means, collectively, this Agreement, each Note and each Security Agreement, and each other instrument, agreement or document executed by the Borrower in connection with this Agreement or otherwise and each other instrument, agreement or document between the Borrower and the Lender in respect of any Obligations, as the same may be amended, modified or extended from time to time.

“Collateral” shall mean, in the aggregate, the property of Borrower subject to the Security Documents.

“Default” means any of the events specified in Section 7.1 hereof which with the passage of time, the giving of notice or both would constitute an Event of Default.

“Effective Date” Means the date first above set forth.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

“Event of Default” means any of the events specified in Section 7.1 hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Governmental Authority” means any government or political subdivision, or any agency, board, commission, department or instrumentality of either, or any court, tribunal or arbitrator.

“Hazardous Materials” means any substance or material meeting any one or more of the following criteria: (a) it is: or contains a substance designated as a hazardous waste, hazardous substance, pollutant; contaminant or toxic substance under any Environmental Law; (b) it is toxic, explosive, corrosive; ignitable, infectious, radioactive, mutagenic or otherwise hazardous; (c) its presence requires investigation or remediation under an Environmental Law or common law; (d) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (e) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Materially Adverse Effect” or “Material Adverse Effect” means with respect to the Borrower, at any time during the term hereof, an event, occurrence, change in facts, conditions or other change or effect determined in reasonable good faith by Lender on: (a) the business, property, operations or financial condition of the Borrower taken as a whole; or (b) the validity or enforceability of this - Agreement or any of the other Borrower Documents or the rights or remedies of the Lender hereunder; It is understood and agreed that no Material Adverse Effect shall occur by reason of (i) general economic conditions; or (ii) economic conditions affecting the same general industry as Borrower.

“Non-Revolving Guidance Line Facility” means the credit facility referred to and provided for in Article II hereof.

“Note” means a promissory note executed by Borrower in favor of the Lender delivered with respect to the Non-Revolving Guidance Line Facility. “Notes” means, collectively, each and every Note executed by Borrower under this Agreement.

“Obligation or Obligations” means all obligations of the Borrower to the Lender with respect to the Borrower Documents, and any other indebtedness of the Borrower to the Lender.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Project” means Borrower’s Asset purchases, whether purchased prior to, or after the Effective Date of this Agreement, for which Borrower requests an. Advance under the terms and conditions of this Agreement.

“Security Agreement” means a Security Agreement executed by the Borrower in favor of the Lender, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” means, collectively, each Security Agreement and the UCC Financing Statements and UCC Amendments filed in connection therewith, and all other agreements of the Borrower in favor of the Lender securing any of the Obligations, as such Security Documents may be amended, modified, supplemented or restated from time to time.

Section 1.2.	General.

Unless otherwise specified, a reference in this Agreement to a particular section or subsection is a reference to that section or subsection of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

ARTICLE II

NON-REVOLVING GUIDANCE LINE FACILITY

Section 2.1.	Non-Revolving Guidance Line Facility.

(a) Upon the terms and subject to the conditions of, and in reliance upon the representations and warranties made under this Agreement, the Lender agrees to make Advances to the Borrower from time to time commencing from the Effective Date, as requested by the Borrower in an aggregate (non-revolving) amount not to exceed $6,000,000, until the date that is two (2) years following the Effective Date (the “Termination Date”).

(b) At least seven (7) days prior to the date of a requested Advance, Borrower shall request such Advance by the Lender in writing, accompanied by (i) a copy of invoices satisfactory to the Lender in respect to the Advance being requested, and (ii) a statement of the amount of the requested Advance (not to exceed 100% of the invoiced amount).

(c) It shall be a condition to each Advance that no Default or Event of Default shall then exist hereunder, and all of the representations and warranties made under this Agreement shall be true and correct at such time both with and without giving effect to the Advance to be made at such time and the application of the proceeds thereof.

Section 2.2.	Note.

(a) Each Advance will constitute a separate loan and will have an individual term of thirty-six (36) months commencing on the date of the Closing (as hereinafter defined) of the applicable Advance and payable in monthly principal and interest payments based on a three (3) year amortization. The occurrence of the Termination Date will not terminate or accelerate the maturity of any Advance with terms extending beyond the Termination Date.

(b) The Borrower’s obligation to repay an applicable Advance made by the Lender hereunder shall be evidenced by a separate Note, and the repayment of such Advance shall be governed by the terms of the applicable Note. Interest on each Note shall accrue at a rate equal to one of the following options to be selected by Borrower prior to each Closing: (i) a variable rate of the then-current London Interbank Offered Rate 90 Day (Libor) plus 2.50%; or (ii) a fixed rate of the then-current three (3) year Treasury rate plus 3.25%.

Section 2.3.	Origination Fee.

Borrower will pay Lender simultaneously with the execution of this Agreement an origination fee of $18,000.00, less any partial payment previously made, said fee being non-refundable.

Section 2.4.	Prepayment of a Note.

The Borrower shall have the option at any time to prepay all or part of any Note without penalty or additional expense to Borrower. All prepayments of a Note shall be applied first to accrued interest and second to the outstanding principal balance thereon.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1.	Conditions Precedent to the Closing of Each Advance.

Each Advance under this Agreement shall be provided to Borrower and disbursed under a separate closing (each, a “Closing”). Notwithstanding any other provision of this Agreement, Lender shall not be required to make any Advance (i.e., the initial Advance or any subsequent Advance) to Borrower hereunder until the fulfillment of each of the following conditions:

(a) Closing Documents. At or prior to each Closing, the Lender shall have received each of the following documents, all of which shall be satisfactory in form and substance to the Lender and its counsel:

(i) an original, executed Note;

(ii) an original, executed Security Agreement;

(iii) a UCC-1 Financing Statement;

(iv) certified copies of the incorporation and governance documents (including the Articles of Incorporation and Bylaws) of the Borrower as in effect as of the date of the applicable Closing;

(v) certified copies of all corporate action taken by the Borrower to authorize the borrowing under the applicable Closing, and the execution, delivery and performance of the applicable Note and Security Agreement;

(vi) certificates of incumbency and specimen signatures with respect to each of the officers of the Borrower authorized to execute and deliver a Note and Security Agreement on behalf of the Borrower and to request Advances under this Agreement;

(vii) a certificate evidencing the good standing of the Borrower in the state of South Carolina;

(viii) a bring down certificate executed by Borrower certifying compliance with all representations, warranties and covenants contained herein (the “Bring Down Certificate”);

(ix) satisfactory evidence of insurance as required by the Lender, naming the Lender as an ‘additional insured and loss payee;

(x) satisfactory evidence there are no liens affecting. the Collateral, as, evidenced by a UCC Search (the reasonable cost shall be borne by Borrower without mark up by the Lender);

(xi) such other documents as may be contemplated elsewhere herein;

(xii) such other documents and instruments as the Lender may reasonably request, including without limitation evidence of the issuance and effectiveness of all material governmental licenses and accreditation to operate the facilities of the Borrower in the manner currently conducted.

(b) Due Diligence. The Lender shall have completed, to the satisfaction of the Lender and its counsel, due diligence with respect to the following, having reviewed execution copies, when applicable, of the relevant documentations:

(i) the financial statements of Borrower; and

(ii) such other and further documentation as the Lender may reasonably request.

(c) No Injunctions, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties.

The Borrower represents and warrants to the Lender as follows:

(a) Incorporation; Power. The Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State of South Carolina, having the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted.

(b) Authorization of Agreement Other Documents and Borrowing The Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement and each Note and Security Agreement in accordance with their respective terms. This Agreement and each Note and Security Agreement have been duly executed and delivered by the duly authorized officers of the Borrower and each is, or each when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its respective terms.

(c) Compliance of Agreement; Other Documents; Borrowing. The execution, delivery and performance of this Agreement and each Note and Security Agreement in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice or otherwise:

(i) require any governmental approval or any applicable law relating to the Barrower;

(ii) conflict with, result in a breach of or constitute a default under the incorporation or governance documents of the Borrower, any material provisions of any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its property may be bound or any governmental approval relating to the Borrower; or,

(iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Borrower, other than as contemplated in any of the Security Documents.

(d) Financial. Statements. All financial statements heretofore furnished to the Lender are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the dates thereof and the results of Borrower’s operations for the periods covered by such statements.

(e) Adverse change. Since the date of the statement(s) referred to in the immediately-preceding subparagraph above, (i) no Material Adverse Effect in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower has occurred, and (ii) to the Borrower’s knowledge, no event has occurred which has had a Materially Adverse Effect on the Borrower.

(f) Absence of Defaults. The Borrower is not in default under its incorporation or governance documents and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a. Default or an Event of Default; or, (ii) which constitutes a default or event of default by the Borrower after any notice or cure periods under any material agreement (other than this Agreement and any, of the other Borrower Documents) or judgment, decree or order to which the Borrower is a party or by which the Borrower or any of its properties may be bound or which would require the Borrower to make any payment due under any material obligation prior to the scheduled maturity date therefor.

(g) Title to Properties. The Borrower has good and marketable title to its properties and assets.

(h) Environmental Requirements. The Borrower is in compliance with all Environmental Laws and occupational health and safety laws applicable to the Borrower or its properties; any real estate owned or leased by the Borrower, except for noncompliance which does not or will not have a Materially Adverse Effect on the Borrower. The Borrower shall promptly notify the Lender of its receipt of any notice of a violation of any such law, standard or regulation.

Section 4.2.	Survival of Representations and Warranties.

All representations and warranties set forth in this Article IV and all statements contained in any certificate, financial statement, or other instrument, delivered by or on behalf of the Borrower pursuant to or in connection with this Agreement or any Note or Security Agreement (including, without limitation, any such representations, warranties or statements made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Effective Date and at and as of the date of making each Advance hereunder, as evidenced by the Bring Down Certificate required by Section 3.1(a) hereinabove. All representations and warranties made or deemed to be made under this Agreement shall survive and not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender, or any borrowing hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation of the Borrower remains unpaid or. unperformed, or thiS Agreement is in effect, and, unless the Lender shall otherwise expressly consent in writing which consent will not be unreasonably withheld, the Borrower shall:

Section 5.1.	Preservation of Corporate Existence and Similar Matters.

Preserve and maintain its corporate existence, rights, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 5.2.	Compliance with Applicable Law.

Comply with Applicable Law and Environmental Law all material- respects, including but not limited to environmental and ERISA laws; relating to the Borrower, except to the extent being contested in good faith by appropriate proceedings, for Which adequate reserves have been established; and which in the reasonable opinion of the Lender will not have a Materially Adverse Effect on the Collateral.

Section 5.3.	Maintenance of Property.

In addition to, and not in derogation of, the requirements of the Security Documents: (a) protect and preserve all properties material to its business, including trade names and trademarks, and maintain in good repair, working order and condition in all material respects, with reasonable allowance for wear and tear, all tangible properties; and, (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.4.	Insurance.

Maintain insurance with responsible insurance companies satisfactory to the Lender against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by applicable law, in accordance with the requirements of the applicable Security Agreement. Any such policies of insurances shall name the Lender as an additional insured and loss payee.

Section 5.5.	Payment of Taxes and Claims.

Pay or discharge when due: (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; and, (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a lien on any properties of the Borrower.

Section 5.6.	Minimum Deposit Accounts Held with Lender.

Maintain a minimum of $4,000,000 in cash balances (in the aggregate) with Lender.

Section 5.7.	Minimum Acceptable Level of Accounts Receivable.

Maintain a minimum $2,000,000 in Eligible Accounts Receivable, to be measured quarterly. For the purposes hereof, the term “Eligible Accounts Receivable” shall mean those accounts receivable of Borrower which are less than ninety (90) days past the applicable due date.

Section 5.8.	Financial Statements.

(a) Year-End Statements. As soon as available, Borrower shall provide Lender audited financial statements, containing the balance sheet of the Borrower as at the end of such fiscal year and the related statements of earnings of, shareholders’ equity and cash flows for such fiscal year, certified by, and containing the unqualified opinion of independent certified public accountants of recognized standing reasonably satisfactory to the Lender; and

(b) Quarterly Financial Statements. As soon as available after the end of each fiscal quarter, but in any event within sixty (60) days after the end of each quarter, Borrower shall provide Lender copies of the unaudited balance sheet of the Borrower as at the end of such quarter and the unaudited statement of earnings of the Borrower for such quarter certified by an officer of the Borrower as presenting fairly the changes in financial position of the Borrower. All such financial statements shall be complete and correct in all material respects and prepared in accordance with GAAP, except for limitations inherent in unaudited financial statements.

Section 5.9.	Net Operating Income.

Achieve at least 80% of Borrower’s forecasted Net Operating Income (a copy of which is attached hereto as Exhibit A, the “Net Operating Income Forecast”), measured quarterly for the most recent trailing six-month period; provided, however, that Borrower shall always be permitted a deviation from the foregoing requirement in an amount of not less than $1,000,000 for any given period. For the purposes hereof, “Net Operating Income” shall mean Borrower’s net income for the trailing six-month period, plus depreciation, amortization, stock compensation and warrant expense for the period, plus interest expense for the period, minus capitalized software expense for the period, plus/minus 75% of the change in deferred revenue for the period. Borrower and Lender recognize and acknowledge that the Net Operating Income Forecast reflects Borrower’s reasonable good faith forecast, which is periodically evaluated and revised by Borrower in the ordinary course of business. Upon request by Borrower to Lender, but not more frequently than once every six months, Borrower may request to revise the Net Operating Income Forecast. Borrower and Lender shall meet and confer in order to evaluate such request in good faith. If Lender determines, in Lender’s reasonable discretion, that there is a basis for such revision or amendment, Borrower and Lender shall amend this Agreement to incorporate such revised Net Operating Income Forecast.

Section 5.10.	Merger and Consolidation.

Unless otherwise prohibited by the terms of any non-disclosure agreement, term sheet, letter of intent, or other non-definitive agreement, Borrower shall provide Lender with thirty (30) days’ advance written notice of any (a) merger or consolidation with any other person or entity; (b) sale, lease, transfer or other disposition of all or a substantial portion of Borrower’s assets to any person or entity (other than sales of assets in the ordinary course of business). Notwithstanding anything to contrary, Borrower shall provide notice to Lender within ten (10) days of executing a definitive agreement related to any (i) merger or consolidation with any other person or entity; or (ii) sale, lease, transfer or other disposition of all or a substantial portion of Borrower’s assets to any person or entity (other than sales of assets in the ordinary course of business).

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation of the Borrower remains unpaid or unperformed, unless the Lender shall otherwise expressly consent in writing which consent shall not be unreasonably withheld, the Borrower shall not directly or indirectly:

Section 6.1.	Conveyance of Collateral.

Convey, assign, transfer, waste, dispose of or encumber any of the Collateral.

Section 6.2.	INTENTIONALLY LEFT BLANK.

Section 6.3.	Liens.

Create, assume or permit or suffer to exist or to be created or assumed any lien on any of the Collateral (other than those liens created by the Security Documents).

Section 6.4.	INTENTIONALLY LEFT BLANK.

Section 6.5.	Sale of Assets.

Except for sales of goods and services in the ordinary course of business, dispose of or transfer any Equipment or other Collateral, unless, at Borrower’s option, either (i) such assets are replaced by assets having an equal or greater value or (ii) the proceeds of such sale are used to prepay any Obligation.

Section 6.6.	Hazardous Materials.

Violate any Environmental Law or permit any Hazardous Material to be brought onto any of the property owned, leased or operated by the Borrower. If any Hazardous Material is brought or found thereon or therein, the Borrower, at its expense, shall immediately remove it, with proper off site disposal, and perform, as required by any governmental authority or the Lender, all environmental response, investigation, removal, corrective and remedial actions in a diligent manner and in accordance with all Environmental Laws.

ARTICLE VII

DEFAULT

Section 7.1.	Events of Default.

Each of the following shall constitute an Event of Default hereunder, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) Default in Payment. The Borrower shall default in any payment of principal of or interest on any Note when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower shall default in the payment of any sums other than principal or interest which are due under this Agreement or the Security Agreement, and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Lender.

(c) Misrepresentation. Any material representation or warranty made or at any time deemed to be made, by the Borrower under this Agreement or the Security Agreement, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

(d) Default in Performance. The Borrower shall default in the performance or observance of any term, covenant, condition or agreement to be performed by the Borrower, contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Lender.

(e) Default Under Any Other Borrower Document. A default shall have occurred and be continuing under any of the Borrower Documents.

(f) Voluntary Bankruptcy Proceeding. The Borrower shall:

(i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect);

(ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;

(iii) consent to, fail to obtain dismissal within sixty (60) days, or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws;

(iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign;

(v) admit in writing its inability to pay its debts as they become due;

(vi) make a general assignment for the benefit of creditors; or,

(vii) take any corporate action for the purpose of authorizing any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower in any court of competent jurisdiction seeking:

(i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or

(ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of the assets, domestic or foreign, of the Borrower;

(iii) and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding against the Borrower (including, but not limited to an order for relief under such federal bankruptcy laws) shall be entered.

Section 7.2.	Remedies.

(a) Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default: (i) the principal of and the interest on each Note and (ii) all other amounts owed to the Lender under this Agreement or any of the Borrower Documents and all other Obligations, shall thereupon become due and payable, and the Non-Revolving Guidance Line Facility and the right of the Borrower to request Advances under this Agreement shall immediately terminate.

(b) Other Remedies. If any Event of Default shall have occurred, and during the continuance of any such Event of Default, the Lender may, in its sole and absolute discretion, do any one or more of the following:

(i) declare the .principal of, and interest on, one or more Notes at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the Borrower Documents or any other Obligations or with respect to all other, to be forthwith due and payable, whereupon the same shall immediately become due and payable; or

(ii) terminate the Non-Revolving Guidance Line Facility and any other right of the Borrower to request Advances hereunder.

Section 7.3.	Miscellaneous Provisions Concerning Remedies.

(a) Rights Cumulative. The rights and remedies of the Lender under this Agreement shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Limitation of Liability. Nothing contained in this Article VII or elsewhere in this Agreement or any related loan or security document of the Borrower shall be construed as requiring or obligating the Lender to make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action, with respect to the moneys due or to become due thereunder or in connection therewith, or to take any steps necessary to preserve any rights against prior parties, and the Lender shall have no liability to the Borrower for actions taken pursuant to this Article VII, any other provision of this Agreement or any such other document so long as they shall act reasonably and in good faith.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1.	Notices.

Except as otherwise specifically provided in this Agreement or any other Borrower Document, all notices or communications hereunder or thereunder shall be in writing or by telephone, subsequently confirmed in writing. Written notices or communications shall be hand delivered, sent by certified or registered mail or by facsimile and shall be deemed received upon the later of actual receipt by the designated person or three days after mailing.

All written notices or other communications to either party shall be sent or delivered to the following addresses, or any other address of which the other party is notified in writing:

To Borrower:	Benefitfocus.com, Inc.
100 Benefitfocus Way
Daniel Island, South Carolina 29492
Attn: Mason Holland

With a copy to:	Benefitfocus.com, Inc.
100 Benefitfocus Way
Daniel Island, South Carolina 29492
Attn: General Counsel

With a copy to:	Benefitfocus.com, Inc.
100 Benefitfocus Way
Daniel Island, South Carolina 29492
Attn: Chief Financial Officer

To Lender:	NBSC, a division of Synovus Bank
158 Meeting Street
Charleston, South Carolina 29401
Attn: Robert G. Phillips

With a copy to:	Haynsworth Sinkler Boyd, P.A.
134 Meeting Street, Third Floor
Charleston, South Carolina 29401
Attn: James H. Suddeth III, Esq.

Section 8.2.	Expenses.

The Borrower will pay all reasonable out-of-pocket expenses of the Lender in connection with prosecuting or defending any claim in any way arising out of, related to, or connected with, or enforcing any provision of, this Agreement or any of the related loan or security documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by the Lender.

Section 8.3.	Litigation.

THE BORROWER AND THE LENDER HEREBY AGREE THAT THE CHARLESTON COUNTY CIRCUIT COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE BORROWER DOCUMENTS OR TO ANY MATTER ARISING THEREFROM. THE BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL RETURN RECEIPT REQUESTED, ADDRESSED TO THE BORROWER AT THE ADDRESS OF THE BORROWER SET FORTH IN SECTION 8.1 HEREOF. THE EXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY APPROPRIATE JURISDICTION.

Section 8.4.	Waiver of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING, OR LITIGATION RELATED TO, CONCERNING, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY NOTE, ANY SECURITY AGREEMENT AND ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR INCIDENTAL HERETO, AND WAIVE THE RIGHT TO A JURY TRIAL OF ANY DEFENSE, CLAIM, CROSS-CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF, OR SIMILAR CLAIM OF ANY NATURE THAT BORROWER COULD OR MAY ASSERT AGAINST LENDER, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, LITIGATION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL INDUCEMENT TO THE PARTIES TO ENTER INTO THIS TRANSACTION.

Section 8.5.	Injunctive Relief.

The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that if any Event of Default shall have occurred and be continuing, the Lender shall be entitled to temporary and permanent injunctive relief without the posting of any bond or other security, or if required, then the minimum bond or security required.

Section 8.6.	Assignment.

All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender (which may be withheld in Lender’s reasonable discretion).

Section 8.7.	Indemnification.

The Borrower agrees to reimburse the Lender for all reasonable costs and expenses, including reasonable counsel fees and disbursements, incurred, and to indemnify and hold the Lender harmless from and against all losses suffered by it in connection with: (i) the exercise by the Lender of any right or remedy granted to it under this Agreement or any of the related loan or security documents; (ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of such documents; and (iii) the collection or enforcement of the Non-Revolving Credit Note or other obligations under this Agreement, or any of them.

Section 8.8.	INTENTIONALLY LEFT BLANK.

Section 8.9.	Survival.

Notwithstanding any termination of this Agreement, (a) until each Note and any other obligations under this Agreement have been irrevocably paid in full or otherwise satisfied, the Lender shall retain all rights under this Agreement as fully as though this Agreement had not been terminated, and (b) the indemnities to which the Lender is entitled under the provisions of this Article VIII and any other provision of this Agreement and the related loan and security documents shall continue in full force and effect and shall protect them against events arising after such termination as well as before.

Section 8.10.	Titles and Captions.

Titles and captions of Articles, sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 8.11.	Severability of Provisions.

Any provision of this Agreement or any related loan and security document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the, extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.12.	Governing Law.

This Agreement and the loan and security documents shall be construed in accordance with and governed by the law of the State of South Carolina, without regard to principles of conflicts of laws.

Section 8.13.	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon both parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

Section 8.14.	Term of Agreement.

This Agreement shall remain in effect from the Effective Date until the Non-Revolving Credit Note and all Obligations of the Borrower to the Lender shall have been irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

Section 8.15.	Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any related loan or security document to be given by the Lender may be given, and any term of this Agreement or of any other such document may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with but only with, the written consent of the Borrower and the written consent of the Lender. No waiver’ shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other related loan or security document, no notice to or demand upon the Borrower shall entitle the Borrower to: other or further notice or demand in similar or other circumstances.

Section 8.16.	Conflict.

In the event of any conflict between the terms and provisions contained in this Agreement and in any of the Borrower Documents, the terms and provisions of the applicable Borrower Document Agreement shall control.

***Remainder of Page Intentionally Left Blank***

[Signatures on Following Page]

The parties hereto have caused this Master Guidance Line of Credit Agreement to be executed by their duly authorized officers as of the day and year first written above.

BORROWER:

BENEFITFOCUS.COM, INC.
A South Carolina corporation

By:	/s/ Milton A. Alpern
Name:	Milton A. Alpern
Its:	Chief Financial Officer

LENDER:

NBSC, a division of Synovus Bank

By:	/s/ Kevin E. Lee
Name:	Kevin E. Lee
Its:	Vice President

EXHIBIT A

Borrower’s Net Operating Income Forecast

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made and entered into this      day of             ,         , by and between BENEFITFOCUS.COM, INC., a South Carolina corporation (the “Debtor”), and NBSC, a division of Synovus Bank (the “Secured Party”).

W I T N E S S E T H :

WHEREAS, Secured Party has, pursuant to that certain Master Guidance Line of Credit Agreement dated as of November 21, 2012 (the “Credit Agreement”) and simultaneously with the execution of this Security Agreement, made to the Debtor a loan in the original principal amount of                      ($        ) DOLLARS evidenced by a promissory note of even date herewith (the “Note”); and

WHEREAS, Debtor wishes to grant to Secured Party a security interest, lien and encumbrance upon the Collateral more particularly hereinafter described.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

1. Creation of Security Interest: To secure the performance and payment of the obligations of Debtor to Secured Party pursuant to the provisions of Paragraph 3 hereof, Debtor hereby grants to Secured Party a present security interest in the Collateral described in Paragraph 2 hereof, and in its expectancy to acquire the Collateral in the ordinary course of business.

2. Collateral: The Collateral of this Security Agreement is all of the following property and interests in property of Debtor, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

SEE EXHIBIT A ATTACHED HERETO

AND INCORPORATED HEREIN BY REFERENCE

3. Debtor’s Obligations. The obligations of Debtor to Secured Party, the performance and payment of which are secured by this Security Agreement, are as follows:

A. Obligation to Pay Indebtedness: Debtor shall pay to Secured Party the sum or sums evidenced by, and in accordance with, the terms of the Note, any other promissory note made by Debtor in favor of Secured Party pursuant to the Credit Agreement, and any other document or instrument executed in connection with either of the foregoing (the “Credit Documents”).

B. Compliance with Agreements: To execute all documents, perform all acts, do all things and pay all sums on Debtor’s part to be executed, performed, done and paid pursuant to the terms and provisions of this Security Agreement and any other Credit Documents.

C. Protection of Collateral: Debtor shall take any and all steps required to protect the Collateral described in Paragraph 2 hereof, and pursuant to this obligation Debtor agrees that the Collateral:

(1) Will not be misused, wasted or allowed to deteriorate, except for the ordinary wear and tear of its intended use; and

(2) Will at all times be insured against loss, damage, theft, and such other risks as Secured Party may require in such amounts, with such companies, under such policies, in such form and for such periods as shall be satisfactory to Secured Party, and each such policy shall provided that the loss thereunder and the proceeds payable thereunder shall be payable to Secured Party as its interest may appear, and Secured Party may apply any proceeds of such insurance which may be received by Secured Party toward the payment of Debtor’s obligation in subparagraph A of this Paragraph 3, whether due or not due, in such order as Secured Party shall determine; provided, however, that absent a default under the. Credit Documents, and so long as any casualty does not in the reasonable opinion of Lender substantially impair the prospects of the timely repayment of the Note, Debtor may apply the proceeds to the repair, restoration, or replacement of the Collateral; and

(3) Will not be used in violation of any statute or ordinance; and

(4) May be examined and inspected at any reasonable time and upon reasonable notice by Secured Party, wherever located.

D. Protection of Security Interest: Debtor shall take any and all steps necessary to protect the first-priority position of the security interest granted herein, and in pursuance of this obligation, Debtor agrees that:

(1) Debtor will not sell, transfer, lease or otherwise dispose of any of the Collateral or any interest therein or offer to do so without the prior written consent of Secured Party, or permit anything to be done that may impair the value of any of the Collateral or the security intended to be afforded by this Security Agreement; and

(2) Debtor will pay promptly when due all taxes and assessments upon the Collateral or for its use or operation; and

(3) Debtor will sign and execute, alone or with Secured Party, any financing statement or document or procure any documents and pay all connected costs necessary to protect the security interest under this Security Agreement against the rights or interests of third persons; and

(4) Debtor will reimburse Secured Party for all costs, including reasonable attorneys’ fees, incurred for any action taken by Secured Party to remedy a default of Debtor which Secured Party elects pursuant to its rights under Paragraph 6 hereof.

4. Default. Failure to pay principal and/or interest when due or the failure by Debtor to duly observe any other covenant, condition, or agreement of this Security Agreement within the time periods set forth in the Credit Documents for similar such defaults to Debtor of such failure shall constitute an event of default under this Security Agreement. Additionally, an event of default under the Note, any other promissory note made by Debtor in favor of Secured Party pursuant to the Credit Agreement, or any other Credit Document, shall constitute an event of default under this Security Agreement.

5. Consequences of Default. Upon the occurrence of any such event o f default referred to in Paragraph 4 hereinabove or at any time thereafter, so long as such event of default shall continue, Secured Party may, at its option, declare all indebtedness secured hereby to be immediately due and payable upon demand and notice, and such indebtedness thereupon shall immediately become and he due and payable, but with such adjustments, if any, with respect to interest or other charges as may be provided for in the aforementioned Note, or other written agreements between Debtor and Secured Party.

6. Secured Party’s Rights and Remedies. Secured Party shall have available to it the following rights and remedies.

A. Right to Assign: Secured Party may assign this Security Agreement or any interest herein, and if Secured Party does assign this Security Agreement or any interest herein, the assignee shall he entitled to the performance of all of Debtor’s obligations and agreements under this Security Agreement, and the assignee shall be entitled to all the rights and remedies of Secured Party under this Security Agreement, and Debtor expressly agrees that it will assert no claims or defenses it may have against Secured Party against the assignee except those granted in this Security Agreement.

B. Right of Discharge Debtor’s Obligations: So long as an event of default shall be continuing, Secured Party may, at its option, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral which are superior to the security interest herein granted, may remedy or cure any default of Debtor under the terms of any lease, rental agreement, or other document which in any way pertains to or affects Debtor’s title to or interest in any of the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral, and Debtor agrees to reimburse Secured Party, on demand, for any payment made of any expenses incurred by Secured Party pursuant to the foregoing authorization, which payments and expenses shall be secured by the security intended to be afforded by this Security Agreement.

C. Right of Enforcement: Secured Party shall have and may exercise any and all rights of enforcement and remedies afforded to a Secured Party under the Uniform Commercial Code in force in the State of South Carolina as of the date of this Security Agreement or the date of Debtor’s default together with any and all other rights and remedies otherwise provided and available to Secured Party by law; and, in conjunction with, in addition to, or substitution for those rights, at Secured Party’s discretion, Secured Party may:

(1) In a manner that preserves the peace and does not otherwise unduly disrupt Debtors business operations or Debtor’s customers, enter upon Debtor’s premises to take possession of, assemble and collect the Collateral or to render it or any portion of the Collateral unusable;

(2) Waive any default or remedy and default in any reasonable manner without waiving its rights and remedies upon default and without waiving any other prior or subsequent default.

7. Rights and Remedies of Debtor: Debtor shall have all the rights and remedies provided in the Uniform Commercial Code in force in the State of South Carolina at the date of this Security Agreement, together with all other rights and remedies provided by law with the exception of any such rights or remedies waived by Debtor in the Note, or any other Credit Document.

8. Additional Agreements and Affirmations of Debtor: Debtor agrees, affirms and warrants that no financing statement covering the Collateral or its proceeds is on file in any public office except for the filings in favor of the Secured Party and that, except for the security interest granted in this Security Agreement or otherwise expressly stated herein, there is no adverse lien, security interest or encumbrance in or on the Collateral. The Debtor will, without the necessity of any request by the Secured Party, promptly make, execute, acknowledge and deliver and file and record in all proper offices and places such financing statements, continuation statements, certificates, collateral agreements and other agreements, documents or instruments as may be necessary to perfect or from time to time renew or amend the liens arising hereunder and under the other Credit Documents, including those that may be necessary to perfect such liens in any additional Collateral hereafter acquired by the Debtor or in any replacements or proceeds thereof, and the Debtor will take all such action as may be deemed necessary or advisable by the Secured Party to carry out the intent and purposes of the Credit Documents or for assuring and confirming to the Secured Party the grant and perfection of the liens in the Collateral. To the extent permitted by law, the Debtor authorizes and appoints the Secured Party to execute and file such financing statements, continuation statements, certificates, collateral agreements and other agreements, documents and instruments in its stead, with full power of substitution, as the Debtor’s attorney-in-fact, coupled with an interest.

9. Mutual Agreements: Debtor and Secured Party mutually agree as follows:

A. “Debtor” and “Secured Party” as used in this Security Agreement include the successors and assigns of those parties.

B. The law governing this Security Agreement shall be that of the State of South Carolina.

IN WITNESS WHEREOF, Debtor and Secured Party have duly executed this Security Agreement as of the day and year first above written.

WITNESS:	DEBTOR:

BENEFITFOCUS.COM, INC.
a South Carolina corporation

By:
Name:
Its:

STATE OF SOUTH CAROLINA	)
	)	ACKNOWLEDGMENT
COUNTY OF	)

The undersigned Notary Public does hereby certify that BENEFITFOCUS.COM, INC., a South Carolina corporation by                     , its                     , personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

WITNESS my hand and official stamp or seal this      day of             , 2013.

Notary Public for South Carolina
My Commission Expires:

EXHIBIT A

Debtor	Secured Party
BENEFITFOCUS.COM, INC.,	NBSC, a division of Synovus Bank
a South Carolina corporation

(A) ACCOUNTS RECEIVABLE: Debtor’s present or future accounts receivable, all present and future receivables, book debts, notes, bills, drafts, acceptances, choses in action, chattel paper, instruments and documents, together with all proceeds thereof, and all monies due or to become due thereon, and all returned or repossessed goods. The term “Accounts Receivable” also includes all of Debtor’s rights, remedies, security interests and liens in, to and in respect of Accounts Receivable, present and future, including without limitation, and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to any Accounts Receivable, deposits or other security for the obligation or any debtor or obligor in any way obligated on or in connection with any Account Receivable, and credit and other insurance, and all proceeds of the foregoing and all proceeds of any insurance on the foregoing; together with all customer lists, books and records, ledger and account cards, computer tapes, disks, printouts and records, whether now in existence or hereafter created, relating to Accounts Receivable;

(B) EQUIPMENT: The machinery, apparatus, equipment, fittings, furniture, software, leasehold improvements and other tangible personal property described on Schedule I attached hereto and made a part hereof.

(C) ACCESSIONS, REPLACEMENTS & PROCEEDS: All accessions and additions to, substitutions for and all replacements, products and cash and non-cash proceeds of any of the collateral described in A or B above, including, without limitation, proceeds of any unearned premiums with respect to insurance policies insuring any of the collateral; and

(D) RECORDS: All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Debtor pertaining to any of the collateral described in A, B, or C above.

FORM OF PROMISSORY NOTE

$	Charleston, South Carolina

, 2013

FOR VALUE RECEIVED, BENEFITFOCUS.COM, INC., a South Carolina corporation (the “Borrower”), promises to pay to the order of NBSC, a division of Synovus Bank (the “Lender”) the principal sum of                      ($        ) DOLLARS, with interest thereon computed from the date hereof at an annual fixed rate of     %. Interest shall be computed on the actual number of days elapsed divided by a 360-day year. At the option of Lender, it may collect interest due by deducting the amount of interest for the preceding month from any interest reserve established or credited and by adding the same to the outstanding principal balance.

Commencing on             , 2013, and continuing on the fifth day of each month thereafter, until the Maturity Date (as defined below), Borrower shall make monthly payments of principal and interest in the amount sufficient to pay this Note in full over a 36-month amortization period in equal payments.

The entire outstanding principal balance of this Note and any outstanding accrued and unpaid interest shall be due and payable in full three (3) years from the date hereof (the “Maturity Date”).

All payments under this Note shall be applied first to accrued interest, then to principal and then to late charges, if any. All installments of principal and all interest are payable in lawful money of the United States of America and are to be made before 2:00 p.m. on the dates such payments are due. All payments received by Lender at 2:00 p.m. or thereafter shall be deemed made on the next banking day on which Lender is open for business. In the event of (a) failure to pay this Note in full on the Maturity Date, or (b) default in the payment of any other installment of interest or principal or any other sum payable pursuant to the terms of this Note, (c) default under the terms of any other promissory note executed by Borrower in favor of Lender pursuant to the Credit Agreement (as hereinafter defined), or (d) an “Event of Default” as such term is defined in the Master Guidance Line of Credit Agreement between Lender and Borrower dated as of November 21, 2012 (the “Credit Agreement”), then or at any time thereafter, at the option of Lender, the whole of the principal sum then remaining unpaid hereunder together with all interest accrued thereon, shall immediately become due and payable without further notice, From and after the maturity of this Note either according to its terms or as the result of a declaration of maturity, the entire principal remaining unpaid hereunder shall bear interest at a rate of eighteen (18%) percent per annum (the “Default Rate”).

If this Note is placed in the hands of an attorney for collection or is collected through any legal proceedings, Borrower promises to pay all expenses of collection and reasonable attorney’s fees incurred by Lender.

In the event the interest provisions hereof or any exactions provided for herein or in the lien documents or any other instruments securing this Note shall result at any time during the life” of the loan in an effective rate of interest which, for any period of time, transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all suns in excess of those lawfully collectible as interest for the period in question, at the option of Lender, without further agreement or notice between or by any party hereto, shall be deemed applied to principal immediately upon receipt of such monies by Lender. Notwithstanding the foregoing, Lender may at any time and from time to time elect to reduce the collection of any interest to that permitted by law.

This Note is secured by, among other instruments, that certain Security Agreement of even date herewith.

Lender may collect a late charge of five (5%) percent of any installment of principal or interest which is not paid within ten (10) days of the due date thereof to cover the extra time and expense involved in handling delinquent payments. Such late charge shall apply to late payments prior to maturity or acceleration. Upon maturity or acceleration, no further late charges shall be assessed, but Borrower shall pay the Default Rate of interest on all amounts due from the date of maturity or acceleration until the Note is paid in full. The collection of the late charge shall not be deemed a waiver by Lender of interest accruing after the due date of any installment or of any of Lender’s other rights under this Note.

Borrower agrees that the late charge provided above is fair and reasonable compensation to Lender for the additional administrative time and effort incurred in collecting and processing delinquent payments. Borrower further agrees that the Default Rate is a fair and reasonable rate of interest to be charged after maturity or acceleration of this Note in light of the increased risks to Lender inherent in a past due loan and the administrative time and effort incurred in collecting a past due loan.

Upon an Event of Default, Borrower and all endorsers, guarantors and all persons liable or to become liable on this Note waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

Lender is not required to rely on the collateral for the payment of the Note in the event of default by the Borrower, but may proceed directly against the Borrower and any guarantors or endorsers in such manner as it deems desirable. None of the rights and remedies of Lender hereunder is to be waived or affected by failure or delay to exercise them. All remedies conferred on Lender by this Note or any other instrument or agreement shall be cumulative, and none is exclusive. Such remedies may be exercised concurrently, separately, or individually at Lender’s option.

This Note may be prepaid in whole or in part at any time without penalty.

This Note shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws and decisions of the State of South Carolina.

Wherever possible each provision of this Note shall be, interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note or portion thereof shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note may be assigned by Lender with or without recourse.

ANY PROVISION HEREOF TO THE CONTRARY NOTWITHSTANDING, THIS NOTE IS SUBJECT TO THE PROVISIONS OF THE MASTER GUIDANCE LINE OF CREDIT AGREEMENT OF EVEN DATE HEREWITH BETWEEN BORROWER AND LENDER CONCERNING THE WAIVER OF JURY TRIALS. Subject to the foregoing, Borrower submits to the jurisdiction of any court of competent jurisdiction within the State of South Carolina. Borrower further agrees to comply with all requirements necessary to give such court in personam jurisdiction and agrees that service of process may be accomplished by, in addition to any other lawful means certified mail, return receipt requested.

***Remainder of Page Intentionally Left Blank***

[Signature on Following Page]

Borrower, on the day and year first above written, has caused this Note to be duly executed under seal.

BENEFITFOCUS.COM, INC.
a South Carolina corporation

By:	(SEAL)
Name:
Its: